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                                                                      Exhibit 99



FOR IMMEDIATE RELEASE


ALLIANT TECHSYSTEMS CONTACTS:                           HUGHES CONTACT:

ROD BITZ (MEDIA)                                        RICHARD DORE
PHONE: 612-931-5413                                     310-568-6324

RICHARD N. JOWETT (INVESTORS)
PHONE: 612-931-6080


              ALLIANT TECHSYSTEMS TO SELL MARINE SYSTEMS GROUP TO
                HUGHES ELECTRONICS CORPORATION FOR $141 MILLION


     MINNEAPOLIS, DEC. 23, 1996 -- Alliant Techsystems (NYSE: ATK) said it has signed an agreement to sell its Marine Systems Group to Hughes Electronics Corporation for $141 million in cash at closing. The proposed transaction, which is subject to regulatory approval, is expected to be completed during the first quarter of calendar year 1997.

     Richard Schwartz, president and chief executive officer, said the transaction will yield benefits to Alliant shareholders, customers, and employees. "It is a win-win situation for all," said Schwartz.

     "Our shareholders will benefit from the significant amount of cash that will be generated from the sale of the business, which will enable us to reduce debt and strengthen our balance sheet," said Schwartz. "The transaction also will give us the financial flexibility to pursue other corporate initiatives and to make additional strategic investments."

     Schwartz said the transaction also will give Alliant the flexibility to consider further opportunities to realign its business portfolio. He said the company intends to take advantage of the defense industry's consolidation by continuing to be an active buyer and seller in situations where it makes good business sense.
                                     -more-
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ALLIANT TECHSYSTEMS - PAGE 2

     "The purchase of Hercules Aerospace Company in 1995, which strengthened our core businesses and added new businesses, clearly illustrates our approach to acquisitions," said Schwartz. "The sale of Marine Systems is a model for the divestiture side of the equation. It will enable us to exit a business that is strong and healthy, but which is relatively small and in a sector of the defense industry that is long overdue for consolidation. At the same time, it will allow us to focus our financial and management resources to expand our presence in aerospace and defense systems."

     Schwartz said customers will be better served by the transaction because of the combined strengths of two compatible and healthy businesses.

     "Marine Systems has excellent technical and manufacturing capabilities that only can get better when combined with the capabilities of Hughes," said Schwartz. "The transaction also will result in greater efficiencies and the elimination of redundant costs at a time when federal budgets are under pressure. From a national security standpoint, it will preserve critical technology and manufacturing and test resources, and provide increased international sales synergy to help sustain the country's defense industrial base."

     Employees of the Marine Systems Group will gain from the transaction by being part of a larger organization dedicated to Navy defense electronics programs, Schwartz said.

     "Our Marine Systems team has done an outstanding job of building businesses with excellent performance and leading market positions - an effort that is reflected in the value received from this transaction," said Schwartz. "Recent key program wins include the Lightweight Hybrid Torpedo, a program on which we are teamed with Hughes, and the Advanced Deployable Underwater Surveillance System."

     According to John Weaver, president and chief operating officer of Hughes Aircraft Company, "The union with Alliant Techsystems' Marine Systems Group forms a strong alliance of lightweight and heavyweight torpedo expertise, wet end and dry end sonar expertise, and a robust mine neutralization portfolio. This combination will enhance our mutual ability to serve both domestic and international customers."

     Hughes said no changes in the Marine Systems workforce are anticipated. The group employs approximately 650 people at facilities in California, Maryland, Minnesota, Rhode Island, Texas, and Washington. The acquisition includes the group's headquarters facility in Mukilteo, Wash.

                                     -more-
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ALLIANT TECHSYSTEMS - PAGE 3

     Alliant's Marine Systems Group is involved in a number of key U.S. Navy programs, including the Lightweight Hybrid Torpedo, the Mk 46 and MK 50 lightweight torpedoes, the NT 37 heavyweight torpedo, the Advanced Deployable Underwater Surveillance System, and the SLQ-48 Mine Neutralization System.

     Hughes Electronics is a world leader in the design, manufacture and marketing of advanced electronic systems. With more than 84,000 employees worldwide and 1995 revenues of $14.8 billion, Hughes is comprised of Delco Electronics Corporation, Hughes Aircraft Company, Hughes Telecommunications Company, Hughes Network Systems, Inc., and DIRECTV, Inc.

     The earnings of Hughes Electronics are used to calculate the earnings attributable to GMH (NYSE symbol) common stock. The Hughes Electronics Internet address is http://www.hughes.com.

     Alliant Techsystems is a $1.2 billion aerospace and defense company with approximately 7,600 employees and operations in 24 states. The company, headquartered in Hopkins, Minn., comprises four business groups: Aerospace Systems, Defense Systems, Marine Systems, and Emerging Business. Company news and information can be found on the Internet at www.ATK.com.

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